Exhibit 10.8

** — CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2010 - 2011 MERIAL /**/ INDEPENDENT SALES AGENT AGREEMENT

THIS 2010 — 2011 MERIAL /**/ INDEPENDENT SALES AGENT AGREEMENT (“Agreement”), is executed as of this 25th day of February, 2010 and effective as of the “Commencement Date” as defined below, by and between MERIAL LIMITED, a company limited by shares registered in England and Wales (registered number 3332751) with a registered office at P.O. Box 327, Sandringham House, Sandringham Avenue, Harlow Business Park, Harlow, Essex CM19 5QA, England, and domesticated in Delaware, U.S.A. as MERIAL LLC, with a place of business at 3239 Satellite Boulevard, Duluth, Georgia 30096-4640 USA (hereinafter “MERIAL”) and MWI Veterinary Supply Co., with a place of business at 651 S. Stratford Drive, Suite 100, Meridian, Idaho 83642 (hereinafter called “Independent Sales Agent”).

W I T N E S S E T H:

WHEREAS, MERIAL is a company that researches, develops, manufactures and distributes pharmaceutical and biological products for animal health use, including products for companion animals;

WHEREAS, Independent Sales Agent employs sales representatives (“Sales Agent Representatives”) who call upon veterinarians, in person and via telephone, to sell products to be used for companion animals;

WHEREAS, MERIAL desires to appoint Independent Sales Agent to sell, market and provide services related to MERIAL companion animal products; and

WHEREAS, Independent Sales Agent accepts such appointment under the terms and conditions hereinafter set forth;

NOW THEREFORE, in exchange for the promises and covenants described in the Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, MERIAL and Independent Sales Agent hereby agree as follows:

1.  DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Agreement and any Schedules incorporated herein, each expression below shall have the following meaning unless expressly stated otherwise:

(a)           “Affiliate” shall mean (i) any business entity fifty percent (50%) or more of which is owned directly or indirectly by a Party to this Agreement; (ii) any business entity which directly or indirectly owns fifty percent (50%) or more of a Party to this Agreement; or (iii) any business entity under the direct or indirect control of any business entity as described in (i) or (ii) above.

(b)           “AMA” shall mean an Authorized Merial Account.

(c)           “Business Day” shall mean a day (except a Saturday or Sunday) on which banks in the U.S.A. are open for the normal range of banking business;

(d)           “Commencement Date” shall mean January 1, 2010;

(e)           “Confidential Information” shall have the meaning given in paragraph 14.6 hereof;

(f)            “EDI” shall mean Electronic Data Interchange System;

(g)           “EDI Information” shall mean EDI and procedures set forth in Schedule C, attached hereto and incorporated herein, such information including MERIAL companion animal product sales and AMA information consisting at a minimum of the customer’s name, address and account number as well as MERIAL companion animal product purchase information, including MERIAL companion animal product name and quantity of MERIAL companion animal product purchased by package size and units;

(h)           “Interest Rate” shall mean the interest rate that is two percent (2%) above Citibank- New York branch’s prevailing prime rate in existence in the U.S.A.;

(i)            “Named Sales Agent” shall mean the Independent Sales Agent that is designated on an order by an Independent Sales Agent code;

(j)            “Named Sales Agent Sale(s)” shall mean a sale to an AMA in the Named Sales Agent’s Territory generated by placement of an order with MERIAL by (i) the Named Sales Agent; (ii) an AMA designating a Named Sales Agent; or (iii) an authorized MERIAL representative designating the Independent Sales Agent as the Named Agent;

(k)           “Net Sales” shall mean sales net of all discounts, rebates (including, but not limited to, free goods, consumer coupons, and free dose offers) and returns;

(l)            “NHO” shall mean Network Hospital Organization;

(m)          “Other Products” shall mean the finished MERIAL companion animal products, jointly and severally, in such sizes and presentation forms as set forth in Schedule D, attached hereto and incorporated herein.  The list of Other Products set forth in Schedule D may be amended as specified in Section 2.5 of this Agreement, as MERIAL in its sole discretion determines necessary, to (i) include other products which MERIAL may hereafter develop, manufacture, or market, or (ii) delete Other Products;

(n)           “Party” shall mean MERIAL or Independent Sales Agent;

(o)           “Products” shall mean the finished MERIAL companion animal products, jointly and severally, in such sizes and presentation forms as set forth in Schedule A, attached hereto and incorporated herein.  The list of Products set forth in Schedule A may be amended as specified in Section 2.4 of this Agreement, as MERIAL in its sole discretion determines necessary, to (i) include other products which MERIAL may hereafter develop, manufacture, or market, or (ii) delete Products;

(p)           “Product Literature” shall mean all advertising, promotional and technical literature, label and packaging text, package inserts or other material that bears a Trademark or that is used in the promotion of the Products and/or Other Products;

(q)           “Property” shall have the meaning given in paragraph 9.1 hereof;

(r)            “Sales Agent Representatives” shall have the meaning given in the second whereas clause.

(s)           “Term” shall mean the duration of this Agreement as defined in paragraph 3.1 herein and any renewal(s) hereof;

(t)            “Termination Fee” shall have the meaning given in paragraph 3.2 hereof;

(u)           “Territory” shall mean the following geographic area: United States

(v)           “Trademarks” shall mean all designated proprietary trademarks, and associated trade dress, tradenames, symbols, brand names, package designs and the like now or hereafter owned, acquired, used or registered by MERIAL in the Territory to identify (i) the Products of MERIAL, set forth in attached Schedule A, and which are to be used only on or in relation to the Products and (ii) the Other Products of MERIAL, set forth in attached Schedule D, and which are to be used only on or in relation to the Other Products;

(w)          “United States” or “U.S.A” shall mean the fifty (50) states and the District of Columbia that make up the United States of America;

(x)           “Veterinary Trade” shall mean practicing veterinarians and animal hospitals that are in compliance with the rules of the American Veterinary Medical Association.

1.2           Interpretation

In this Agreement, unless expressly stated otherwise:

(a)           a reference to any Party includes that Party’s executors, administrators and permitted assigns, or being a company, its successors and permitted assigns;

(b)           the singular includes the plural and vice versa;

(c)           a reference to a gender includes each gender;

(d)           a reference to a person includes an individual, firm, body, corporation, association (whether incorporated or not) and authority or agency (whether governmental, semi- governmental or local);

(e)           a reference to time of day is to the time applicable at the relevant date in the Eastern time zone in the U.S.A.;

(f)            the inclusion of headings, clause numbers, italics, bold print and underlining is for convenience of reference only and shall not affect the interpretation of this Agreement;

(g)           the schedules attached hereto are incorporated herein and deemed a part of this Agreement;

(h)           a reference to any agreement or document is to that agreement or document (and, where applicable, any of its provisions) as amended, novated, supplemented or replaced from time to time;

(i)            a reference to any statute, regulation, rule or other legislative provision includes any amendment to, statutory modification or re-enactment of, legislative provision substituted for, and any statutory instrument issued under that statute, regulation, rule or other legislative provision;

(j)            where the performance of an obligation under this Agreement falls on a day other than a Business Day, this Agreement shall be construed as requiring that obligation to be performed on the next Business Day;

(k)           unless otherwise expressly stated herein, any reference to dollars or money shall mean the lawful currency of the United States;

(l)            the word “writing” includes typewriting, printing, lithography, photography and other modes of visibly representing words and the word “written” has a corresponding meaning.

2.             RIGHTS GRANTED

2.1           Subject to the terms and conditions hereof, MERIAL hereby appoints Independent Sales Agent to sell, market and provide services related to the Products to the Veterinary Trade in the Territory during the Term.  Independent Sales Agent hereby accepts MERIAL’s appointment and agrees to use its best efforts to promote the sale of the Products to the Veterinary Trade in the Territory.  Independent Sales Agent further agrees to perform such services and other independent sales agent functions in the Territory as MERIAL may from time to time reasonably request.  Furthermore:

(a)           Independent Sales Agent is authorized to obtain orders on behalf of MERIAL for the Products from established AMAs in the Territory and from new accounts within the Veterinary Trade within the Territory, after MERIAL has approved such account(s) as an AMA(s).  MERIAL shall pay commissions on the Net Sales of orders for Products from new and established AMAs within the Territory according to the schedule and terms outlined in Schedule B, attached hereto and incorporated herein by this reference.

(b)           Independent Sales Agent is authorized to obtain orders on behalf of MERIAL for the Products from established NHOs within the Territory.  MERIAL shall pay commissions on the Net Sales of orders for Products from NHOs within the Territory according to the schedule and terms outlined in Schedule B.

2.2           Subject to the terms and conditions hereof, MERIAL hereby appoints Independent Sales Agent to sell, market and provide services related to the Other Products to the Veterinary Trade in the Territory during the Term.  Independent Sales Agent hereby accepts MERIAL’s appointment.  Furthermore:

(a)           Independent Sales Agent is authorized to obtain orders for the Other Products from established AMAs in the Territory and from new accounts within the Veterinary Trade within the Territory, after MERIAL has approved such account(s) as an AMA(s).  MERIAL shall pay commissions on the Net Sales of orders for Other Products from new and established AMAs within the Territory, which are transmitted to MERIAL via EDI, according to the schedule and terms outlined in Schedule B.  No fee will be paid to Independent Sales Agent by MERIAL for orders within the Territory which are not transmitted to MERIAL via EDI, as required hereunder.

(b)           Independent Sales Agent is authorized to obtain orders for the Other Products from NHOs in the Territory.  MERIAL shall pay commissions on the Net Sales of orders for Other Products from NHOs within the Territory, which are transmitted to MERIAL via EDI, according to the schedule and terms outlined in Schedule B.

2.3           It is expressly understood and agreed that the Independent Sales Agent is an independent contractor and Independent Sales Agent shall have no authority, and shall not represent that it has any authority, to bind MERIAL to any obligation, to act for or on behalf of MERIAL, to extend any warranty or make any representation on behalf of MERIAL, or otherwise to assume, create or enlarge any obligation or responsibility on behalf of MERIAL or in MERIAL’s name.  This Agreement does not constitute appointment of Independent Sales Agent as a distributor or franchisee or authorize the same to act as an agent for MERIAL for any purposes other than those that are expressly provided for herein.

2.4           Independent Sales Agent expressly acknowledges and agrees that during the Term, MERIAL may, upon fourteen (14) days written notice, amend Schedule A, as MERIAL in its sole discretion determines necessary, to (i) include additional products which MERIAL may hereafter develop, manufacture, or market, or (ii) delete Products, and such addition or deletion of products shall not be a breach of this Agreement or be considered termination of this Agreement.

2.5           Independent Sales Agent expressly acknowledges and agrees that during the Term, MERIAL may, upon fourteen (14) days written notice, amend Schedule D, as MERIAL in its sole discretion determines necessary, to (i) include additional products which MERIAL may hereafter develop, manufacture, or market, or (ii) delete Other Products, and such addition or deletion of products shall not be a breach of this Agreement or be considered termination of this Agreement.

2.6           Independent Sales Agent expressly acknowledges and agrees that nothing contained herein authorizes Independent Sales Agent to appoint or create other or sub independent sales agents in the Territory without the prior written consent of MERIAL.  MERIAL reserves the right to expand or reduce the Territory upon thirty (30) days’ written notice to Independent Sales Agent and to authorize other independent sales agents to sell MERIAL Products and/or Other Products, with or without commission or transaction fee, in the Territory.  The expansion or reduction in the geographic boundaries of the Territory shall not be a breach of this Agreement or be considered a termination of this Agreement.

2.7           Independent Sales Agent shall refrain, in relation to the sale and promotion of Products or Other Products, from establishing any branch or distribution depot outside the United States and from actively seeking customers or orders outside the United States, without the prior written consent of MERIAL.

2.8           Independent Sales Agent shall sell the Product(s) and/or Other Product(s) only to those AMAs or Veterinary Trade accounts in which the veterinarian dispenses the Product(s) and/or Other Product(s) to clients with whom the veterinarian has an existing veterinarian-client-patient relationship and which accounts comply with other MERIAL criteria as communicated from time to time by MERIAL to Independent Sales Agent in writing.

2.9           If Independent Sales Agent becomes aware or MERIAL notifies Independent Sales Agent that any AMA or Veterinary Trade account does not comply with any criteria set forth pursuant to Paragraph 2.9 (giving reasons if so requested), Independent Sales Agent shall promptly cease to sell to that account and shall not resume sales until MERIAL is satisfied that MERIAL criteria are met.  MERIAL’s decision as to whether an AMA or Veterinary Trade account complies with MERIAL criteria shall be final.

3.             TERM AND TERMINATION

3.1           This Agreement will be deemed to have commenced on the Commencement Date and, subject to its terms and conditions, shall continue in full force and effect from the Commencement Date through and until 31 December 2011.  This Agreement may be renewed for successive terms by mutual agreement expressed in writing and signed by MERIAL and Independent Sales Agent.

3.2           Either Party may terminate this agreement without cause and without penalty upon one hundred twenty (120) days’ prior written notice.  In the event that either Party terminates this Agreement without cause upon less than one hundred twenty (120) days’ prior written notice, such Party will be obligated to pay a sum equal to the total commissions earned by Independent Sales Agent during the preceding six (6) month period (the “Termination Fee”); provided, however, that MERIAL’s obligation to pay the Termination Fee shall be subject to its rights under paragraph 7.1(c).  Except as otherwise provided in this Agreement, this Agreement shall terminate thirty (30) days after (i) either Party gives the other Party written notice of the other Party’s default of any of its material obligations under this Agreement, and (ii) the other Party fails to cure such default within such thirty (30) day period.

3.3           MERIAL may terminate this Agreement immediately by giving written notice of such termination to Independent Sales Agent, and such termination shall take effect upon receipt of such notice, in the event of any of the following:

(a)           Independent Sales Agent informs MERIAL in writing or its creditors generally that Independent Sales Agent is insolvent or is otherwise unable to meet its obligations;

(b)           an application is made to a court for the winding up of Independent Sales Agent’s business;

(c)           an order is made or a petition is issued or a resolution is passed for the winding up of Independent Sales Agent’s business;

(d)           execution is levied against Independent Sales Agent by creditors, debenture holders or trustees under a floating charge;

(e)           Independent Sales Agent enters into a scheme of arrangement or composition with its creditors;

(f)            a receiver, manager or administrator is appointed to control the assets, or any part of the assets, of Independent Sales Agent, or a petition for an administration order or a petition for the appointment of a receiver is issued;

(g)           Independent Sales Agent seeks protection from its creditors in a bankruptcy court or takes advantage of any other law or procedure for the protection of creditors;

(h)           Independent Sales Agent makes any assignment for the benefit of creditors; or

(i)            there is a change in the beneficial interest in the shareholding of Independent Sales Agent, or all or substantially all of the assets of Independent Sales Agent are acquired by any other entity, or there is a change in the management of Independent Sales Agent which has the effect of altering the effective control of Independent Sales Agent, without the prior consent in writing of MERIAL, which consent shall not be unreasonably withheld.

3.4           MERIAL may terminate this Agreement at any time before its expiration by giving thirty (30) days notice in writing to Independent Sales Agent in the event that any representation or warranty given or made pursuant to this Agreement by Independent Sales Agent shall prove to have been incorrect or untrue in any respect.

3.5           Independent Sales Agent shall strictly comply with all applicable state, federal and other laws and regulations, including those relating to animal drugs, biologicals and pesticides.  Independent Sales Agent agrees that its failure to strictly comply with such laws and regulations shall result in automatic termination of this Agreement without the need for any prior notice by MERIAL.  In addition, either Party may terminate this Agreement immediately by sending written notice to the other Party if the other Party’s actions under this Agreement conflict in any way with its obligations regarding Ethical Business Practices, as set forth in paragraph 16.

3.6           Upon the effective date of expiration or termination of this Agreement by either Party, all Products, Other Products, Product Literature and promotional items in the possession of Independent Sales Agent shall be (a) returned by Independent Sales Agent to MERIAL; (b) delivered to such agent as MERIAL may designate; or (c) disposed of according to MERIAL’s instructions.  Transportation of such Products, Other Products, Promotional Literature and promotional items shall be at MERIAL’s sole expense in the event this Agreement is terminated by MERIAL without Independent Sales Agent’s default or breach under any provision of this Agreement.  Upon termination or expiration of this Agreement, Independent Sales Agent shall promptly remove from its letterhead, advertising, literature and place of business and from all telephone and business directories and all commercial registries of any kind, all reference to MERIAL and the Products and/or Other Products.  Independent Sales Agent shall not thereafter use any confusingly similar corporate name, trade name or trademarks, tending to give the impression that any relationship continues to exist between MERIAL and Independent Sales Agent for the Products and/or the Other Products.

3.7           Merial shall have no obligation to Independent Sales Agent arising from expiration or termination of this Agreement, nor shall Independent Sales Agent be entitled to compensation from Merial by reason of the expiration or termination of this Agreement.  Expiration or termination shall not extinguish obligations and liabilities accrued prior to expiration or termination.  However, in the event of expiration or termination, Merial shall not be liable for any claims of lost future sales, profits, or commissions, consequential damages of any type or on account of expenditures, investments, leases or other commitments relating to the business of goodwill of Independent Sales Agent.

4.             REMEDIES

INDEPENDENT SALES AGENT EXPRESSLY ACKNOWLEGES AND AGREES THAT MERIAL SHALL NOT BE RESPONSIBLE OR LIABLE FOR ANY LOSS OR DAMAGE (INCLUDING LOST COMMISSIONS, OR PROFITS OR OTHER CONSEQUENTIAL OR INCIDENTAL LOSS OR DAMAGE) HOWEVER CAUSED (WHETHER BY NEGLIGENCE, BREACH OF CONTRACT OR OTHERWISE) WHICH MAY BE SUFFERED OR INCURRED OR WHICH MAY ARISE DIRECTLY OR INDIRECTLY FROM THIS AGREEMENT.  To the extent liability cannot by law be waived in its entirety, Independent Sales Agent expressly acknowledges and agrees that it shall not be entitled to any lost commissions, or profits or any other consequential or incidental damages or losses, and that its sole remedy under this Agreement shall in no event exceed the amount of the total commission payment generated hereunder which may be in dispute.

5.             ORDERS

5.1           All orders will be obtained at prices and upon terms established by MERIAL and will be submitted to MERIAL by Independent Sales Agent for acceptance.  MERIAL shall only accept an order obtained by Independent Sales Agent which complies with the terms and conditions hereof, and MERIAL will ship the Products and the Other Products ordered directly to the AMA.  MERIAL will promptly provide Independent Sales Agent with notice of any orders which fail to comport with the terms and conditions of this Agreement and are therefore not accepted.

5.2           MERIAL agrees to use reasonable efforts to fill orders obtained and submitted by the Independent Sales Agent for the Products and/or Other Products as soon as possible, subject to availability, the total requirements of MERIAL customers, and production facility capacity, but shall not be liable in any way for any loss of trade or profit or commission or other damage or cost incurred by Independent Sales Agent in the event of any rejection of any order or any suspension, cancellation or delay in acceptance or delivery of any order.  Independent Sales Agent shall utilize EDI as the primary means for transmitting orders from AMAs or Veterinary Trade accounts to MERIAL and shall adhere to the provisions outlined in the attached EDI Policy for Independent Sales Agents (Schedule C, attached hereto and incorporated herein by this reference) for all orders placed with MERIAL via EDI.

6.             PERFORMANCE BY INDEPENDENT SALES AGENT

6.1           Independent Sales Agent expressly acknowledges and agrees that its principal obligation is to fully develop the market and provide excellent customer service for Products and Other Products in the Territory.  To this end, Independent Sales Agent agrees that its responsibilities shall include, but shall not be limited to, the following:

(a)           Independent Sales Agent shall be responsible for promoting sales growth of the Products and Other Products in the Territory.  Independent Sales Agent specifically agrees to:

(i)            Use all reasonable efforts to have AMAs and Veterinary Trade accounts actively endorse the Products and prominently merchandise, display and promote the full line of Products to achieve maximum sales potential;

(ii)           Use best efforts to solicit orders for Products and Other Products from AMAs and Veterinary Trade Accounts; For purposes of logistical efficiency and to ensure clinic inventories are sufficient to meet consumer demand on a routine basis, Independent Sales Agent will implement an action plan before February 15, 2007 (the “Action Plan”), designed to elevate total orders at or in excess of 20 cartons for FRONTLINE® and HEARTGARD® brand products.  The Action Plan will include but not be limited to educational programs for order entry personnel, reminder systems to help maintain focus on this initiative and incentive programs funded from the promotional allowance designed to provide support for achievement of specific sales objectives outlined in the Action Plan.

(iii)          Plan and execute periodic market development campaigns with prior written approval by MERIAL; vigorously support MERIAL promotional, educational, and advertising activities to increase sales of Products and Other Products; provide AMAs and the Veterinary Trade with agreed allowances, samples if any, point-of-sale materials and MERIAL Product literature; maintain a trained sales force to execute these activities and educate AMAs and Veterinary Trade accounts; provide training for Independent Sales Agent’s key personnel, including inside and outside sales representatives, in the proper procedure for placing AMA orders with MERIAL and administering MERIAL’s Returned Good Policy (which policy MERIAL reserves the right to change, modify or amend at any time without prior notice); and assist MERIAL in providing AMAs in Independent Sales Agent’s Territory full access to all MERIAL promotional allowances, marketing programs, point-of- purchase materials, and Product Literature;

(iv)          Work with MERIAL representatives to develop a business plan to ensure that key veterinary customers in each MERIAL sales territory, as determined by MERIAL, implement merchandising initiatives to place such items as product displays, point of purchase materials, consumer coupons, etc., in such designated practices.

(v)           Independent Sales Agent shall provide adequate sales representation to contact and solicit orders from all AMAs and Veterinary Trade accounts in the Territory.  Independent Sales Agent shall submit orders within two hours of receipt from the AMA or Veterinary Trade account through EDI or such other communications method designated and scheduled by MERIAL.

(b)           Independent Sales Agent shall submit to MERIAL, via EDI in accordance with Schedule C hereof, a current roster of its sales agent representatives at least once each quarter.

(c)           Independent Sales Agent shall educate and train its sales personnel with material and courses supplied by MERIAL and/or ensure their attendance at MERIAL training sessions to ensure a satisfactory level of knowledge about Products and Other Products and cooperate with MERIAL to offer suitable training and education to the AMAs and Veterinary Trade accounts.  MERIAL shall cover all reasonable expenses for those sales personnel of Independent Sales Agent who attend such training, including reasonable pre-approved travel expenses.

(d)           Independent Sales Agent will distinguish MERIAL Products and Other Products from other products it carries by:

conveying to Independent Sales Agent’s sales and marketing organizations the strategic importance of MERIAL and its Products and Other Products; recommending the Products and Other Products as the preferred products in their respective market categories to AMAs and the Veterinary Trade; offering sales representatives financial incentives to sell Products and Other Products, as designated in Schedule B hereto, that are comparable or greater than the incentives offered by Independent Sales Agent to sell any other supplier’s products that compete directly with Products or Other Products;

permitting no negative selling against any Products or Other Products; making no affirmative efforts to shift sales of Products or Other Products to competing products;

regularly featuring Products and Other Products in daily detailing and sales campaigns and mailings;

utilizing MERIAL sales and technical support to increase and maintain sales support;

providing MERIAL up to quarterly access to its sales personnel for Product, Other Product and sales training;

providing /**/ space allocation in publications for Product and Other

Product advertisements; and

providing to MERIAL preferred participation in regional and national sales meetings.

(e)           Provide MERIAL with “preferred” vendor status, including, but not limited to, access to Independent Sales Agent’s sales management, Sales Agent Representatives, inside sales management and inside sales representatives on a preferred basis.  For the purposes of field sales and field sales management performance, measurement and compensation of sales of MERIAL parasiticide products hereunder will count as “core” or “buy/sell” business.

(f)            Ensure compliance with the Robinson-Patman Act and all other applicable laws.  Independent Sales Agent agrees that it shall not rebate or otherwise provide any part of the commission payment, either directly or indirectly, to any AMA or Veterinary Trade account.

(g)           Independent Sales Agent agrees for itself and all others acting on its behalf, either directly or indirectly: (i) Not to publish, repeat, utter or report any statement or comment, nor to take, encourage, induce or voluntarily participate in any action, that would negatively comment on, disparage, defame or call into question the business operations, policies, conduct, products or services of MERIAL or its Affiliates or employees; (ii) Not to act in any way with respect to MERIAL’s business operations, policies, conduct, products or services that would damage MERIAL’s reputation, business relationships or present or future business, or the reputation of MERIAL’s past or present executives, agents, employees or affiliates; and (iii) Not to comment about MERIAL to any person or entity, including, but not limited to, MERIAL’s customers or vendors concerning MERIAL’s business operations, policies, conduct, products or services.  The foregoing shall not apply to the extent disclosures are necessary in the enforcement of the Agreement, as required by law or are truthful or factual statements that MWI is required to make or disclose to its shareholders or as a public company.  In the event that MWI breaches this obligation and does not cure such breach within fourteen (14) days of receipt of notice thereof from MERIAL, MERIAL shall have the right to immediately terminate the Agreement without further liability.

(h)           Immediately notify MERIAL upon being made aware of any adverse reaction, injury, damage, claim or lawsuit involving a Product or Other Product, whether or not directly attributable to the Product or Other Product.  Independent Sales Agent, at the request and expense of MERIAL, shall do all such things as may be reasonably required to assist MERIAL in resolving such matters.

(i)            Indemnify and hold MERIAL, its parent companies, officers, directors, employees and representatives harmless from and against all expenses, claims, damages, losses, liabilities or money judgments, including legal fees, incurred by MERIAL arising out of any act or omission by Independent Sales Agent including from the negligence or fault of Independent Sales Agent, from Independent Sales Agent’s advertising or promotion of the Products or Other Products, or Independent Sales Agent’s failure to comply with the terms of this Agreement, including promotion of the Products or Other Products outside the scope of MERIAL’s safety and efficacy claims for the Products or Other Products, as the case may be, except to the extent that said claim arises out of any act or omission of MERIAL.

(j)            Independent Sales Agent will have no authority to bind MERIAL to any act or representation unless specifically so authorized in writing.  Independent Sales Agent shall indemnify and hold MERIAL harmless from and against all claims arising out of any breach of this subsection.

(k)           Independent Sales Agent records, which shall include but not be limited to accounting records, customer records, customer purchase orders and invoices, written policies and procedures, reports, correspondence, memoranda or any other documentation relating to the marketing and sale of the Products or Other Products or any other matter relating to this Agreement, shall be open to inspection and subject to audit and/or reproduction, during normal business working hours, by MERIAL or its authorized representative to the extent necessary to adequately evaluate Sales Agent Representative commissions or customer information submitted by Independent Sales Agent or desirable for any other valid business purpose.  For the purpose of such audits, inspections, examinations and evaluations, MERIAL or its authorized representative shall have access to said records beginning on the Commencement Date and continuing for five (5) years following the termination or expiration of this Agreement and any renewal thereof.  For all audits, MERIAL may elect to engage an audit firm or perform the audit using appropriate MERIAL personnel.  If the audit shows Independent Sales Agent received more than is due hereunder, Independent Sales Agent shall pay to MERIAL both the cost of the audit as well as the discrepancy in funds.

(l)            Provide MERIAL with timely, complete and accurate data on market conditions in Independent Sales Agent’s Territory.

7.             PERFORMANCE BY MERIAL

7.1           MERIAL agrees that it shall:

(a)           Use reasonable efforts to fill orders submitted by Independent Sales Agents as soon as possible, giving consideration to the quantity of the Products available at the time, the total requirements of MERIAL customers and the capacity of production facilities.

(b)           Be responsible for all collection actions and expenses.  Independent Sales Agent will assist in obtaining payment from AMAs and Veterinary Trade accounts with overdue invoices when requested to do so by MERIAL.

(c)           Pay Independent Sales Agent, as full and total compensation for all services rendered under this Agreement, certain commissions for the sales of Products and Other Products as outlined in Schedule B.  At all times, commissions will be calculated on Net Sales.  An earnings statement reporting invoiced sales, Net Sales, and earnings (including commissions) will be provided monthly to Independent Sales Agent.  Independent Sales Agent also expressly acknowledges and agrees that MERIAL has the right to apply commissions earned by Independent Sales Agent against any amounts past due owed by Independent Sales Agent to MERIAL hereunder or under any distributor agreement with MERIAL.

(d)           Make available for the purposes of securing sales from AMAs and Veterinary Trade accounts all national and/or regional deals and sales promotion programs designed for AMAs and applicable to Products.

(e)           Work with Independent Sales Agent to conduct business planning to increase sales opportunities and results and to maximize the use of available resources for MERIAL Products.

(f)            Increase awareness and usage of Products in Independent Sales Agent’s Territory by means that MERIAL determines to be reasonable, which may include:

i.           Conducting national and regional consumer marketing and promotional campaigns.

ii.          Conducting sales promotions, disease and product awareness campaigns, and client education programs for AMAs and Veterinary Trade accounts.

iii.         Providing marketing assistance programs to develop professional promotional and educational programs, workshops, and seminars as mutually agreed between MERIAL and Independent Sales Agent.

iv.        Providing product and skills training to Independent Sales Agent which may include the following:

sales training for Independent Sales Agent’s field and telemarketing sales organizations;

sales management training for Independent Sales Agent’s managers;

technical training in the Products and the diseases which are controlled or prevented by them;

conducting meetings to inform Independent Sales Agent’s sales force about sales promotions and the use of campaign detail materials,

sales tools, and point-of-purchase merchandising aids;

participating in account presentations to AMAs; and

handling customer complaints and inquiries and providing consultations to promote and maintain customer satisfaction.

(g)           Indemnify and hold Independent Sales Agent harmless from and against any and all claims, damages, losses, and liabilities directly caused by the use of Products or Other Products, except to the extent that said claim arises out of any statement, act, or omission by Independent Sales Agent.

7.2           MERIAL shall maintain a MERIAL territory-based Sales Agent Representative trip program as described in Schedule B.  The value, duration, and location of any such trip shall be left to the sole discretion of MERIAL.

8.             REPRESENTATIONS AND WARRANTIES OF INDEPENDENT SALES AGENT

8.1           Independent Sales Agent hereby represents and warrants to MERIAL as follows:

(a)         Independent Sales Agent is an entity duly organized and validly existing under the laws of the State of Idaho and has full power and authority to enter into and perform its obligations under this Agreement.

(b)         Independent Sales Agent shall maintain a business establishment, facilities and resources, and sales staff adequate to handle all sales, service and promotion obligations required of Independent Sales Agent under this Agreement.

9.             RESTRICTION

9.1           Independent Sales Agent expressly acknowledges and agrees that MERIAL’s exclusive property (the “Property”) includes:

(a)           all trademarks, including those listed in Schedule A, Schedule D attached hereto, and all trade dress and tradenames now or hereinafter associated with Products and Other Products, registered or unregistered;

(b)           formulations of all Products and Other Products; and

(c)           all MERIAL logos, labels, package designs, literature, promotional pieces, data sheets, brochures and other printed matter now or hereafter associated with Products and Other Products.

9.2           Independent Sales Agent is authorized on a non-exclusive basis to use the Property solely in association with the marketing, promotion and sale of the corresponding Products and/or Other Products, solely in the Territory, and solely during the Term, so long as Independent Sales Agent uses the Property in accordance with MERIAL’s standards, specifications, and instructions.  Independent Sales Agent shall afford MERIAL a reasonable opportunity to inspect and monitor Independent Sales Agent’s use of the Property.  All use of the Property shall clearly identify MERIAL as the owner of such Property and shall meet all requirements of the United States Patent and Trademark Office and any other applicable agency.  This authorization of use does not constitute a grant to Independent Sales Agent of any property right or interest in any Property.  Independent Sales Agent will have no right to delegate or assign rights granted to it under this, or any other, provision hereof.  Independent Sales Agent shall use the Property only to the extent necessary to enable Independent Sales Agent to carry out its obligations under this Agreement.

Independent Sales Agent specifically agrees that after the Term, it shall not formulate, produce, distribute, wholesale, sell or use within the Territory products, formulas, or trademarks embodying or identified with the Property.  Independent Sales Agent represents that it has not sought or obtained and agrees not to seek or obtain, in the Territory or elsewhere, any trademark or copyright registration or any patent embodying the Property and it further agrees to discontinue all use of the Property after termination or expiration of this Agreement.

9.3           Independent Sales Agent agrees that it will not register or use any trademark which, in the opinion of MERIAL, is confusingly similar to the Trademarks or to any other trademarks registered or used by MERIAL.

9.4           Independent Sales Agent agrees to use its best efforts to prevent other persons from seeking or obtaining any patents, trademarks or copyrights embodying the Property.  Independent Sales Agent agrees to notify MERIAL immediately of any potential infringement or imitation of the Property which comes to the attention of Independent Sales Agent during the Term.  Independent Sales Agent will render all reasonable assistance sought by MERIAL in connection with any action taken by MERIAL to protect or enforce its Trademarks.  All decisions about such action, including the determination whether to initiate action or to settle, will be under the sole control of MERIAL.  MERIAL will not be liable for any attorney’s fees or expenses unless Independent Sales Agent incurs such fees and expenses at the written request of MERIAL and only to the extent that MERIAL determines such fees to be reasonable.

9.5           Independent Sales Agent may not use the Property as a part of its trade name, unless such use is expressly authorized by MERIAL in writing, and shall never use it in a manner to indicate that Independent Sales Agent is anything other than an independent contractor, as distinguished from an agent or employee of MERIAL, and shall never use such Property in a manner detrimental to the image or reputation of MERIAL or otherwise harmful to MERIAL interests.

9.6           Independent Sales Agent agrees that all uses of Trademarks and any enhancement in the value of Property, in the Territory or elsewhere, which result from efforts of Independent Sales Agent, shall inure to MERIAL’s sole benefit.

10.           ASSIGNMENT

10.1         Independent Sales Agent shall not, without the written consent of MERIAL, directly or indirectly in any manner assign, transfer, encumber or subcontract its rights and obligations under this Agreement to any third party.

10.2         MERIAL may assign, transfer or subcontract its rights and obligations hereunder without the approval of Independent Sales Agent.

11.           STATUS OF INDEPENDENT SALES AGENT/TAXES

Independent Sales Agent is not a joint or co-venturer, partner, employee or agent of MERIAL and does not have any power or authority, directly or indirectly or through its directors, employees or agents, to bind MERIAL to any agreement with any person.  Independent Sales Agent agrees that it shall comply with all relevant laws relating to applicable payroll taxes and any other required taxes.  Independent Sales Agent shall indemnify MERIAL against any and all claims arising from Independent

Sales Agent’s failure to pay any of said expenses, salaries or taxes, or to comply with any laws relating to employment.

12.           GOVERNING LAW

This Agreement shall be governed by, interpreted, construed, and the respective rights of the Parties hereto determined and all claims and disputes, whether in tort, contract or otherwise, resolved according to the laws of the State of Georgia notwithstanding any conflict of law principles to the contrary.  In the event of any controversy or claim arising out of or relating to this Agreement, performance hereunder, termination hereof, or relationship created hereby, each Party submits to the exclusive jurisdiction of the courts of Georgia for the purposes of any suit, action or other proceeding arising out of this Agreement or transactions contemplated hereby.  Each Party further agrees that service of any process, summons, notice or document by U.S.  registered mail to such Party’s respective address set forth in Article 13.2 shall be effective service of process for any action, suit or proceeding in Georgia with respect to matters relating to this Agreement, and hereby waives any objection to the laying of venue in the courts of Georgia and that any such action was brought in an inconvenient forum.  In the event of any dispute arising from this Agreement or any acts of any Party, the prevailing Party in such dispute shall be entitled to recover reasonable costs and attorneys’ fees.  Notwithstanding the foregoing, MERIAL shall have the right to seek interim injunctive relief from any court of competent jurisdiction wherever situated in the event of a threatened disclosure in violation of this Agreement to prevent such disclosure pending resolution of the merits of the dispute.  This paragraph shall survive the termination of this Agreement.

13.           NOTICES

13.1         A notice, approval, direction, consent, offer, demand or other communication in connection with this Agreement shall be in writing and shall be signed by an authorized officer of the relevant Party and given to the recipient Party either by (a) hand delivery; (b) registered or certified mail, return receipt requested; or (c) express mail capable of being tracked.

13.2         Deliveries made, and mail sent, pursuant to paragraph 13.1 shall be to the address of the recipient Party set out below, and in each case, shall be marked for the attention of the person specified below in relation to the recipient Party:

To MERIAL:	Executive Director of Sales, Pets U.S.
Address:	Merial Limited
3239 Satellite Boulevard
Duluth, Georgia 30096-4640

Fax:	(678) 638-8956

With a copy to:	General Counsel, North America
Merial Limited
3239 Satellite Boulevard
Duluth, Georgia 30096-4640

Fax:	(678) 638-3350

To Independent Sales Agent:	Mr. James Cleary
Address:	651 S. Stratford Drive
Meridian, ID 83642
Phone Number:	1-800-762-4800

13.3         A Party may from time to time change any of the details specified in paragraph 13.2 by giving not less than ten (10) days prior written notice to the other Party.

14.           MISCELLANEOUS

14.1         This Agreement, together with any referenced attachments and amendments, embodies the entire agreement of the Parties in relation to the subject matter of sales agency for Products listed in Schedule A and Other Products listed in Schedule D, and supersedes all previous agreements, arrangements and understandings, verbal or otherwise, in relation thereto.  No variation, modification or waiver of any provision of this Agreement nor consent to any departure by any Party therefrom, shall be in any event of any force or effect unless the same shall be confirmed in writing signed by the Parties, and then such variation, modification, waiver or consent shall be effective only to the extent to which it may be made or given.  The Agreement may be amended only in writing signed by both Parties.

14.2         No waiver of any of the provisions of this Agreement, including any term, condition or provision set forth in any schedule attached hereto, or of any breach thereof will establish a precedent for any other instance or with respect to any other provision.  No failure, delay, relaxation or indulgence of any Party in exercising any power or right conferred upon such Party in the terms of this Agreement shall operate as a waiver of such power or right, nor shall any single exercise of any such power or right preclude any other or future exercise thereof, or the exercise of any other power or right under this Agreement.

14.3         If any provisions of this Agreement shall be deemed invalid and not enforceable in accordance with their terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provisions, shall continue to be valid and enforceable in accordance with their terms.

14.4         All information and materials relating to AMA customer databases, AMA sales volume and Product and Other Product formulation usage information and general AMA account information, as it pertains to transactions between MERIAL and AMAs and Veterinary Trade Accounts and the sale of Products and Other Products, is the sole and confidential property of MERIAL and may not ever be disclosed by Independent Sales Agent to any third party without the prior written consent of MERIAL.  Neither Party shall at any time during the Term or for a period of five (5) years following the expiration or termination of this Agreement disclose to any third party Confidential Information, as defined in paragraph 14.6, it has gained through its association with the other.

14.5         Independent Sales Agent acknowledges that all sales data, market analysis, and customer information provided by Independent Sales Agent to MERIAL under this Agreement shall become the sole property of MERIAL and is deemed confidential and may not be disclosed by Independent Sales Agent to any third party without the prior written consent of MERIAL.  Independent Sales Agent further acknowledges that MERIAL may use any such information for sales and promotional purposes, including, but not limited to, establishing a database for direct marketing purposes, and

Independent Sales Agent hereby certifies that it has the right to convey such information to MERIAL.

14.6         Both Parties shall use Confidential Information for the sole purpose of fulfilling the obligations of this Agreement.  “Confidential Information,” as used in this Agreement, shall mean all information, documentation, and devices disclosed or made available by one Party to the other, including but not limited to, the existence of discussions between the Parties, business plans, present and future products or formulas, trademarks, policies, procedures, processes, manufacturing or distribution plans, whether written or oral.  No rights or licenses, expressed or implied, are hereby granted to either Party under any patents, copyrights, trademarks, service marks or trade secrets belonging to the other as a result of or related to this Agreement.  Both Parties agree to return any and all Confidential Information, and all other records and copies thereof, to the other upon the termination or expiration of this Agreement.  The obligations of this paragraph shall not apply to such information which:

(a)         at the time of the initial disclosure was demonstrably already in the possession of the receiving Party without any applicable obligation of confidentiality; or

(b)         at the time of disclosure is, or at some time thereafter becomes, through no fault of the receiving Party, public knowledge, or

(c)         is required by law to be disclosed to a public body or regulatory agency, in which case the Party being required to make the disclosure shall promptly give notice to the other Party so that the other Party shall have time to oppose such disclosure.

The terms of this Agreement shall remain strictly confidential.  The Parties to this Agreement shall not disclose any of the terms of this Agreement, whether generally or specifically, to any third party, except as may be required by a Party’s accountants or insurers, or by order of a court of competent jurisdiction.  To the extent that either Party is obligated to file this Agreement with the Securities and Exchange Commission (“SEC”), such Party shall seek confidential treatment of the trade secret, commercial and/or financial information contained herein; the filing Party shall seek the input and approval of the non-filing Party in determining what portions of this Agreement must be identified for such confidential treatment.

14.7         The provisions of paragraphs 3.2, 3.6, 3.7, 4, 6.1(i), 6.1(k), 7.1(g), 9.1-9.6, 11, 12, 14.4, 14.5 and 14.6 shall survive the termination or expiration of this Agreement.

15.           FORCE MAJEURE

Sales may be suspended or canceled by MERIAL in the event of Act of God, terrorism, war, riot, fire, explosion, accident, flood, sabotage, inability to obtain fuel, power, raw materials, labor, containers or transportation facilities, governmental laws, regulations, orders or action, breakage or failure of machinery or apparatus, national defense requirements or any other event beyond the reasonable control of MERIAL or in the event of labor trouble, strike, lockout or injunction (whether or not such labor event is within the reasonable control of MERIAL), which event prevents the manufacture, shipment or acceptance of Products.  Deliveries suspended under this paragraph 15 shall be canceled without liability, but this Agreement shall otherwise remain unaffected.

16.           ETHICAL BUSINESS PRACTICES

16.1         Practices

MERIAL and Independent Sales Agent shall adhere to business practices in connection with this Agreement which are in accordance with the letter and spirit of applicable laws and ethical principles.  Independent Sales Agent and MERIAL represent and warrant to the other that all transactions in connection with this Agreement will be accurately reflected in their respective books and records, and that no funds or other assets will be paid directly or indirectly to government officials (or persons acting on their behalf) for the purpose of influencing government decisions or actions with respect to Products or Other Products.  Violation of this policy will result in the immediate termination of this Agreement.

16.2         Employees

No employee of MERIAL will have authority to give any direction, either written or oral, relating to the making of any commitment by Independent Sales Agent or its agents to any third party in violation of the terms of this Section 16.

17.           ANNOUNCEMENTS

Except as required by law, no announcements will be made in connection with the subject matter of this Agreement, by or on behalf of Independent Sales Agent without the prior approval of MERIAL.  Such approval will not be unreasonably with held or delayed.

18.           COUNTERPARTS

18.1         This Agreement may be executed in any number of counterparts, and by the Parties in separate counterparts, but shall not be effective until each Party has executed at least one counterpart.

18.2         Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute the same instrument.

[Signatures on following page(s)]

IN WITNESS WHEREOF the Parties hereto have duly executed this Agreement.

MERIAL LIMITED		MWI VETERINARY SUPPLY CO.

By:	/s/ Thomas Zerzan	By:	/s/ Jim Cleary

Name:	Thomas Zerzan	Name:	Jim Cleary

Title:	Head of Merial U.S.	Title:	President and CEO

Date:	February 25, 2010	Date:	January 18, 2010

Schedule A

MERIAL /**/ Independent Sales Agent Agreement

2010 Companion Animal Products

Flea and Tick Control Products

FRONTLINE® Plus for Dogs and Puppies 6 and 3 doses/pack (up to 22 lbs, 23-44 lbs, 45-88 lbs, 89-132 lbs)

FRONTLINE Plus for Cats and Kittens 6 and 3 doses/pack (All Weights)

FRONTLINE TOP SPOT® for Dogs and Puppies 6 and 3 doses/pack (up to 22 lbs, 23-44 lbs, 45-88 lbs, 89-132 lbs)

FRONTLINE TOP SPOT for Cats and Kittens 6 and 3 doses/pack (All Weights)

FRONTLINE Spray 250 mL and 500 mL 6 bottles/carton (All Weights)

Heartworm Preventives

HEARTGARD® (ivermectin)and HEARTGARD Plus (ivermectin/pyrantel)

HEARTGARD Plus Chewables for Dogs and Puppies 12 and 6 doses/pack (68 mcg, 136 mcg, 272 mcg)

HEARTGARD Chewables for Dogs and Puppies 6 doses/pack (68 mcg, 136 mcg, 272 mcg)

HEARTGARD for Cats and Kittens 6 doses/pack (55 mcg, 165 mcg)

Feline Vaccines

PUREVAX® Feline Rabies (rRabies) (25 x 1 dose/tray)

PUREVAX Feline Respiratory 2 (RC) (25 x 1 dose/tray)

PUREVAX Feline Respiratory 3 (RCC) (25 x 1 dose/tray)

PUREVAX Feline 3 (RCP) (25 x 1 dose/tray)

PUREVAX Feline 4 (RCCP) (25 x 1 dose/tray)

PUREVAX Feline 3/Rabies (RCP + rRabies) (25 x 1 dose/tray)

PUREVAX Feline 4/Rabies (RCCP + rRabies) (25 x 1 dose/tray)

PUREVAX Recombinant Leucemia (rFeLV) (25 x 1 dose/tray)

Ferret Vaccines

PUREVAX Ferret (rDistemper) (10 x 1 dose/tray)

Canine Vaccines

RECOMBITEK® C3 (rDAP) (25 x 1 dose/tray)

RECOMBITEK C4 (rDAPP) (25 x 1 dose/tray)

RECOMBITEK C4/CV (rDAPPC) (25 x 1 dose/tray)

RECOMBITEK C6 (rDAPP-L) (25 x 1 dose/tray)

RECOMBITEK C6/CV (rDAPPC-L) (25 x 1 dose/tray)

RECOMBITEK Lyme (rLyme) (20 x 1 dose/tray, 50 x 1 dose/tray)

RECOMBITEK Canine Parvo (50 x 1 dose/tray)

RECOMBITEK Canine Corona-MLV (25 x 1 dose/tray)

RECOMBITEK Canine Parvo + Corona-MLV (25 x 1 dose/tray)

RECOMBITEK KC2 (Bb + Pi) (20 x 1 dose/tray)

Rabies Vaccines

IMRAB® 3 (5 x 10 doses/box)

IMRAB 3 TF (50 x 1 doses/tray)

IMRAB 1 (5 x 10 doses/box)

IMRAB 1 TF (50 x 1 doses/tray)

PAIN MANAGEMENT

PREVICOX® (firocoxib)

PREVICOX (S) (57mg 1 x 60ct bottle) 3 bottles

PREVICOX (L) (227mg 1 x 60ct bottle) 3 bottles

PREVICOX (S) (57mg 6 x 30ct blister) 1 tray

PREVICOX (L) (227mg 6 x 30ct blister) 1 tray

PREVICOX (S) (57mg 10 x 10ct blister) 1 tray

PREVICOX (L) (227mg 10 x 10ct blister) 1 tray

PREVICOX (S) 57mg 10 x 3ct blister) 3 kits

PREVICOX (L) 227mg 10 x 3ct blister) 3 kits

DENTAL:

ORAVET® Professional Kit

ORAVET Barrier Sealant Cartridges (30 cartridges/carton)

ORAVET Plaque Prevention Gel Home Care Kits (10 8-week Home Care Kits)

All marks are the property of Merial.

2

Schedule B

MWI Veterinary Supply Co. Independent Sales Agent Earnings

Commission Rates - Net Sales of Products to AMAs

Independent Sales Agent Monthly Commission Rate

/**/

I.               Commissions Earned for Sales of Products to AMAs

Independent Sales Agent earns commissions on the Net Sales of Products to AMAs in the Territory when the order is placed with MERIAL by the Independent Sales Agent or by an AMA which indicates a Named Sales Agent.

No commissions are paid for products not listed on Schedule A or for sales outside of Independent Sales Agent’s Territory.

For Named Sales Agent Sales, Independent Sales Agent Monthly Commission will be paid to Independent Sales Agent within thirty (30) days of the last business day of each month in which MERIAL receives a qualifying order.

Independent Sales Agent agrees to commit /**/ of commissioned sales (“Promotional Allowance Funds”) to fund certain growth initiatives, e.g., advertising initiatives, executive training, sales personnel incentives, and the like.  Proposed uses for such funds shall be submitted to MERIAL in writing utilizing the appropriate Promotional Allowance Funds request forms.  Any such proposals shall be approved in advance by MERIAL, in accordance with its sole discretion.  Earned Promotion Allowance funds shall not rollover; Promotional Allowance Funds accrued during 2010 must be used by Independent Sales Agent, for approved activities, by no later than March 31, 2011, unless otherwise approved in writing by MERIAL.  Promotional Allowance Funds accrued in 2011 must be used by Independent Sales Agent by no later than December 31, 2011 unless otherwise approved by MERIAL.  Such funds shall be remitted by MERIAL to reimburse Independent Sales Agent for approved activities within thirty (30) days after MERIAL’s receipt of a detailed invoice of the expenses incurred by Independent Sales Agent in connection with such activities.

A Sales Agent Representative is an individual who, working as an agent or employee of the Independent Sales Agent, solicited and placed the qualifying order.  The Independent Sales Agent will provide MERIAL a list of its Sales Agent Representatives with address, telephone number, and SAR code (number) within fourteen (14) days of the Commencement Date and within fourteen (14) days of any change in the Independent Sales Agent’s sales force.  Independent Sales Agent shall pay its Sales Agent Representatives a minimum of /**/ of commissioned sales for their sales of the Products.  Independent Sales Agent shall also utilize a minimum of /**/ of commissioned sales for compensation of Inside Sales Representatives; should an order be credited by MERIAL to Independent Sales Agent, then such /**/ will be accrued in the Promotional Allowance Funds.  Any adjustment to the payment of commissions to Sales Agent Representatives or Inside Sales Representatives

must receive the prior approval of Merial.  The Independent Sales Agent must not make any deductions from amounts due Sales Agent Representatives or Inside Sales Representatives.

II.              Commissions paid for Sales of Other Products

Independent Sales Agent earns full commission on the Net Sales of Other Products to AMAs in the Territory when the order is placed with MERIAL by Independent Sales Agent via EDI.

No commissions are paid for products not listed on Schedule D or for sales outside of Independent Sales Agent’s Territory.  The commissions will only be paid in connection with those orders which are transmitted to MERIAL via EDI.  Such commission will be paid to Independent Sales Agent within thirty (30) days of the last business day of the month in which MERIAL receives a qualifying order.

BONUS OPPORTUNITY

In addition to the total commission payment described above, Independent Sales Agent may earn an additional /**/ bonus on the Net Sales of FRONTLINE® and HEARTGARD® products should such sales maintain a /**/ share of Independent Sales Agent’s commissioned dose sales of monthly Flea/Tick and Heartworm products through 2010.  Combination products that treat Flea/Tick and Heartworm will count as two doses for purposes of the bonus calculation.  The dose share calculation is inclusive of sales agency and distribution sales to Merial commissioned AMAs.  The bonus shall be calculated quarterly and paid within forty- five (45) days of the end of each quarter.  Independent Sales Agent can earn /**/ on past quarters’ Net Sales of FRONTLINE and HEARTGARD products in a catch-up fashion should the share target be achieved on a YTD basis.

/**/

CALCULATIONS

The commission and bonus payments will be calculated by MERIAL, and shall not be subject to review by Independent Sales Agent.  For the avoidance of doubt, all such payments shall be subject to audit pursuant to Section 6(k) of the Agreement.

3

Schedule C

EDI POLICY FOR INDEPENDENT SALES AGENT

1.     The terms of the MERIAL Independent Sales Agent Agreement (“Agreement”) entered into by Independent Sales Agent and MERIAL govern all purchase orders issued by Independent Sales Agent to MERIAL by telephone, purchase order forms or electronically (EDI).  Independent Sales Agent shall use EDI as the primary method of transmitting purchase orders to MERIAL made pursuant to the Agreement.  The EDI format to be utilized for transmitting electronic purchase orders from Independent Sales Agent to MERIAL shall be ASCX12 EDI format, as defined by MERIAL.  MERIAL reserves the right to modify this format as it, in its sole discretion, deems necessary upon thirty (30) days prior notification to Independent Sales Agent.

2.     Independent Sales Agent shall transmit purchase orders to the MERIAL EDI Network within two (2) hours of placement of any such orders with Independent Sales Agent by an AMA.  MERIAL shall use its best efforts to retrieve EDI purchase orders frequently on every business day the Agreement is in effect.  Independent Sales Agent shall utilize its best efforts in transmitting EDI purchase orders to insure that purchase orders are available to be collected by MERIAL from the MERIAL EDI Network at the above-stated retrieval times.

3.     Independent Sales Agent shall maintain the necessary equipment and personnel to process the ASCX12 997 Functional Acknowledgment, defined by MERIAL.  Independent Sales Agent shall notify the MERIAL EDI contact by telephone if Independent Sales Agent does not receive a 997 FUNCTIONAL ACKNOWLEDGMENT within twenty-four (24) hours of placement of EDI purchase order by Independent Sales Agent with MERIAL to insure proper receipt by MERIAL of the transmitted purchase order.

4.     MERIAL agrees to utilize a Value Added Network (i.e., Sterling, Advantis, etc.) to provide Value Added Network Services, and the costs of this system shall be shared equally by Independent Sales Agent and MERIAL.  However, MERIAL reserves the right to utilize other communication methods such as the World Wide Web or FTP (file transfer protocol).

5.     Independent Sales Agent shall re-transmit within four (4) hours, at MERIAL’s request, any EDI purchase order placed within the previous fourteen (14) business days.  Independent Sales Agent shall maintain adequate system support and personnel for data back-up and retransmission capabilities.  In case of a service interruption where Independent Sales Agent cannot transmit or MERIAL cannot retrieve EDI purchase order transmittals, Independent Sales Agent agrees to place purchase orders by telephone or facsimile transmission to MERIAL within four (4) hours of initial EDI service interruption.

6.     Independent Sales Agent shall receive and process the 855 Purchase Order Acknowledgment from MERIAL in the ASCX12 format as defined by MERIAL.

7.     Independent Sales Agent shall use its best efforts to convey backorder information to the AMA within (4) hours of transmission of this EDI data from MERIAL.  Further, Independent Sales Agent agrees to act as a single point of contact for the AMA for backorder inquiries and contact MERIAL for any issues relative to any such backorders on behalf of the AMA.

8.     Independent Sales Agent shall maintain backordered product information (product code and release date) within its system.  Independent Sales Agent shall advise AMAs of such items and dates at the time of order, beginning no later than two (2) hours after receipt of the first 855 PO

Acknowledgment.  Independent Sales Agent will also update its internal system if a new release date is transmitted by MERIAL.

9.     Independent Sales Agent shall transmit a 997 FUNCTIONAL ACKNOWLEDGMENT to MERIAL as defined by MERIAL within twenty-four (24) hours of receipt of the 855 PO Acknowledgment.

2

Schedule E

MERIAL Independent Sales Agent Agreement

2010 Other Products

PHARMACEUTICALS

IMMITICIDE® Sterile Powder (melarsomine dihydrochloride) (5 vials/box)

TRESADERM® (thiabendazole-dexamethasone-neomycin sulfate) (size 7.5 mL and 15.0 mL 12 bottles/box)

All marks are the property of MERIAL.